Exhibit 10.1

RRPV BASE AGREEMENT

BETWEEN

ADVANCED TECHNOLOGY INTERNATIONAL

315 SIGMA DRIVE

SUMMERVILLE, SC 29486

AND

RRPV Member Organization

GEOVAX, INC.

1900 Lake Park DR SE STE 380

Smyrna, Georgia 30080

UEI: CEF5ULT44LF5

RRPV Base Agreement No: 2024-564

Authority: RRPV Other Transaction Agreement 75A50123D00005 and 42 USC § 247d–7e(c)(5).

Page 1 of 37	October 2023

This Agreement is entered into between Advanced Technology International, hereinafter referred to as the “Consortium Management Firm (CMF)” and GEOVAX, INC. hereinafter referred to as “RRPV Member” or “Project Awardee”. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior representations and agreements. It shall not be varied except by an instrument in writing of subsequent date duly executed by an authorized representative of each of the parties. The validity, construction, scope and performance of this Agreement shall be governed by the laws of the state of South Carolina, excluding its choice of laws rules.

GEOVAX, INC.		Advanced Technology International

By:		By:
Name:	Mark Reynolds	Name:
Title:	Chief Financial Officer	Title:
Date:	April 1, 2024	Date:

Page 2 of 37	October 2023

ARTICLE 1. PREAMBLE

1.1.            The Biomedical Advanced Research and Development Authority (BARDA) has entered into an Other Transaction Agreement (OTA) with Advanced Technology International (ATI) to form the Rapid Response Partnership Vehicle (RRPV) Consortium. The RRPV is a multiple-purpose acquisition vehicle designed to facilitate research and development (R&D) of future medical countermeasure (MCM) products, from early-stage development, through advanced development, procurement, sustainment, and commercialization, including manufacturing infrastructure development.

1.2.            Under the RRPV OTA, the Government has partnered with the Consortium Management Firm (CMF), ATI, to establish and manage a consortium of pharmaceutical, medical, scientific, biomanufacturing, technology, and other related organizations working toward successful initiation and delivery of MCM materials and products to improve BARDA’s preparedness and response capabilities for future pandemics. The CMF facilitates cooperative partnerships with industry to ensure that the product and materials will be available to produce or be procured in advance of and during a public health incident (PHI) such that MCMs will be readily available to civilian populations.

1.3.              The scope of the RRPV OTA collaborative effort includes:

1.3.1.    Overseeing establishment and a new dynamic BARDA partnership vehicle centered around establishing a consortium built for the speed of response, leveraged for preparedness, and appropriately staffed;

1.3.2.    Providing a vehicle to conduct projects for research & development (R&D), testing, related work, procurement, maintenance and improvement of domestic manufacturing surge capacity and capabilities, and any other activity BARDA is authorized to support, and

1.3.3.    Providing comprehensive services to help rapidly advance BARDA mission-relevant technologies to address unmet needs and priorities from both the USG and entrepreneurial community.

1.4.            The RRPV OTA is an Other Transaction Agreement as defined in 42 USC § 247d–7e(c)(5). The Federal Acquisition Regulations (“FAR”) does not apply to the OTA or this Agreement unless noted otherwise within this Agreement. The Parties agree that the principal purpose of this Agreement is to support all advancement of technology that falls within scope of the BARDA Mission and may result in projects to include any activity BARDA authorized under BARDA’s OT Authority.1

1.5.               The applicable provisions of the OTA have been incorporated by the CMF into this Agreement and any forthcoming Project Awards with RRPV Members whose proposals have been selected by the Government for a Project Award.

1.6.              In consideration of the foregoing, the Government, the CMF, and the Project Awardee agree to the mutual covenants and promises contained in this Agreement.

1 See 42 USC § 247d–7e(c)(5); 42 U.S.C. 247d-7e(c)(4)(D); 42 USC § 247d-7e(c)(4)(F)

ARTICLE 2. DEFINITIONS

2.1               When used in this Agreement, the following terms, whether used in the singular or plural, shall have the meanings set forth herein.

2.2               “Agreement” or "Base Agreement" means the agreement between the RRPV CMF and RRPV member that serves as the baseline agreement for all future funded Project Awards and flows down applicable terms and conditions from the Other Transaction Agreement between the Government and the CMF.

2.3             “BARDA Mission” means technology or action which BARDA is authorized by law2 to support. The BARDA Mission generally includes technologies which support the acceleration of countermeasures and advanced research and development against a broad array of public health threats, whether natural or intentional in origin. Specific detail of the BARDA Mission at the time of Agreement execution can be found in BARDA’s Strategic Plan (2022-2026), National Health Security Strategy (2023-2026), National Biodefense Strategy (2018), and the PHEMCE Strategy and Implementation Plan (2022), and by working directly with BARDA for specific information. The BARDA Mission is subject to change as laws, regulations and authorizations shift. Any statutory or regulatory updates to this authority are considered to be automatically incorporated into this Agreement.

2.4             “Cash Contribution” means the Project Awardee (or Awardees’ lower tier subawards) financial resources expended to perform a Project Award. The cash contribution may be derived from the Project Awardee (or a Project Awardees’ subawards) funds, outside sources, nonfederal contract or grant revenues, or from profit or fee on a federal procurement contract. A Project Awardee’s own source of funds may include corporate retained earnings, current or prospective Independent Research and Development (IR&D) funds or any other indirect cost pool allocation. New or concurrent (committed after Project Award) IR&D funds may be utilized as a cash contribution provided those funds identified by the Project Awardee will be spent on performance of the Statement of Work (SOW) of a Project Award or specific tasks identified within the SOW of a Project Award. Prior (committed before Project Award) IR&D funds will not be considered as part of the Project Awardee's cash or in- kind contributions, nor will prospective fees be considered on a Project Awardee’s cost sharing portion. Cash contributions include the funds a Project Awardee will spend for labor (including benefits and direct overhead), materials, new equipment (prorated if appropriate), awardees’ subaward efforts expended on the SOW of a Project Award, and restocking the parts and material consumed.

2.5              “Consortium” means the consortium established by the CMF and Government, comprised of a group of organizations collaborating to accomplish the objectives of the OTA, whose members represent industry, academia, for-profit organizations, non-profit organizations, and other entities.

2.6               “Consortium Management Firm” (CMF) means the organization funded by the Government to execute and administer the efforts under the OTA for this program between the Government and the CMF.

2.7               “Consortium Member” or “Consortium Members" means the individual organizations that are members of the RRPV and signatories to the Consortium Member Agreement.

2.8               “Consortium Member Agreement” (CMA) means the document signed by the Consortium members and CMF governing the rights and obligations of the Consortium Members as they relate to the Consortium and each other.

2 See 42 USC § 247d–7e

2.9               “Days” means calendar days unless otherwise noted.

2.10            “Effective Date” means the date of last signature.

2.11             “Field” means any work performed that relates to or falls within the scope of this Agreement or the BARDA mission.

2.12             “Government” means the United States of America herein represented by BARDA to include all BARDA personnel, both federal and non-federal.

2.13             “Government Fiscal Year” (“FY”) means the period commencing on October 1 and ending September 30 of the following calendar year.

2.14             “Government Purpose Rights” means the right by the Government to—

2.14.1  Use, modify, reproduce, release, perform, display, or disclose technical data within the Government without restriction; and

2.14.2  Release or disclose technical data outside the Government and authorize persons to whom release, or disclosure has been made to use, modify, reproduce, release, perform, display, or disclose that data for United States Government Purpose.

2.15          “Independent Research and Development (IR&D)” means a Project Awardee’s cost relative to projects falling within the four following areas: (a) basic research, (b) applied research, (c) development, and (d) system and other concept formulation studies. The term does not include the cost of effort sponsored by a grant or required in the performance of a contract. IR&D effort shall not include technical effort expended in developing and preparing technical data specifically to support submitting a bid and proposal.

2.16           “In-Kind Contribution” means the Project Awardees' non-financial resources expended by the Project Awardees to perform a Project Award such as wear-and-tear on in-place capital assets like machinery or the prorated value of space used for performance of the Project Award, and the reasonable fair market value (appropriately prorated) of equipment, materials, IP, and other property used in the performance of the SOW of the Project Award.

2.17          “Limited Rights” mean the rights to use, modify, reproduce, perform, display, or disclose data in whole or in part, within the Government. Government will ensure that disclosed information is safeguarded in accordance with the restrictions of this Agreement. The Government may not, without the prior written permission of the Project Awardee, release or disclose the data outside the Government, use the data for competitive procurement or manufacture, release or disclose the data for commercial purposes, or authorize the data to be used by another party. The Parties shall maintain the confidentiality of all data subject to or designated as falling within Limited Rights.

2.18            “Other Transaction Agreement” or “OTA” refers to the 42 USC § 247d–7e(c)(5) Other Transaction Agreement between the Government and, Advanced Technology International (ATI) for the Rapid Response Partnership Vehicle, Agreement No. 75A50123D00005.

2.19            “Other Transaction Agreements Officer” (OTAO) means the person identified by the Government in the OTA authorized to (1) obligate the Government under the OTA and any Project Award issued hereunder, and (2) modify the OTA and any Project Award issued hereunder.

2.20             “Other Transaction Technical Representative” (OTTR) means the person designated by BARDA to be responsible for managing the scientific and technical aspects of the OTA and assisting with agreement administration.

2.21             “Other Transaction Agreements Specialist” (OTAS) means technical representative identified by the Government to assist the OTAO on the OTA.

2.22             “Parties” means the RRPV member and the CMF collectively.

2.23             “Principal Investigator” mean the individual, provided by the Project Awardee, responsible for the conduct of the project.

2.24          “Project Approval Letter” (PAL) means the Project Awardee selection decision from BARDA to the CMF and authorizes the CMF to execute a Project Award. A PAL will include approved Statement of Work, award value, current funding, specific key Project Award considerations, and designated Project Award Representative (PAR). A PAL may be used for a modification to an existing Project Award.

2.25            “Project Awardee” means the RRPV consortium member that is issued a Project Award by the CMF.

2.26           “Project Award” means an agreement between the CMF and Project Awardee, as authorized by the Government, whose proposal is evaluated and selected by the Government for funding, establishing the scope of work, terms and conditions for the RRPV member’s performance and payment under the Government funded project. All Project Awards will be issued by the CMF. These awards may be of any appropriate type to include, but not limited to, fixed price, expenditure- based, cost share, milestone based, prize payments, etc.

2.27             “Project Award Representative” (PAR) means the individual designated by the Government on a per project basis to monitor all technical aspects and assist in agreement administration of a Project Award.

2.28            “Project OTAO” means the person identified by the Government in the OTA authorized to (1) obligate the Government under the respective Task Order and any Project Award issued thereunder, and (2) modify the subject Task Order and any Project Award issued thereunder. This may or may not be the same person as the OTAO for the OTA.

2.29            “Project Proposal” means a proposal submitted by the RRPV Member, through the CMF, to the Government for consideration for a Project Award by the Government Request for Project Proposal.

2.30          “Request for Project Proposal” means the Government’s request for proposals issued by the CMF to RRPV members, based on the focus areas or other mission requirements determined by the Government. Such request will include the technical, management, and cost factors as appropriate that will be used as the Government’s basis for award selection.

2.31             “Subject Invention” means any Invention conceived or first actually reduced to practice in the performance of work under a Project Award.

2.32          “Subject Matter Expert (“SME”)” means members of the Government RRPV team who provide technical insights into development activities being undertaken by Project Awardees to satisfy the terms of the OTA. BARDA enters into agreements with outside entities for the technical services of SMEs. As non-federal personnel, SMEs are subject to non-disclosure agreements as determined by each contract or agreement that they support.

2.33            “Task Order” or “OT Task Order” means an award issued under the OTA from the Government to the CMF which provides funding and scope for Project Awards.

2.34             “Unlimited Rights” means the rights of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose, and to have or permit others to do so.

ARTICLE 3. TECHNICAL FOCUS AREAS

3.1            General. Under the Other Transaction Agreement, the CMF supports the Government in executing the dynamic needs of distinct and equally important technical focus areas. This approach is designed to enable targeted product development expertise and to ensure that, during a response event, sufficient dedicated resources are available to meet bold timelines, and avoid one technical focus area diverting resources from another. The initial focus areas are identified as follows:

3.1.1    Medical Technology (MedTech). MedTech refers to tools, equipment, and devices to diagnose and treat patients.

3.1.2    Vaccines and Therapeutics (Vx/Tx). Vx refers to a biological preparation that is used to stimulate the body's immune response against viruses or diseases. Tx refers to medical intervention intended to treat a health issue, viruses, or disease.

3.2              Revision of Focus Areas. The Focus Areas will be provided by the Government to the CMF, and the CMF will post the Focus Areas on its website for RRPV Consortium Members. The Government may revise or add Focus Areas at any time and will provide the RRPV CMF any such updates which will be posted on its website for RRPV members.

ARTICLE 4. REPORTS

4.1              Reports will be provided at the Project Award level.

4.2            The Government, at its discretion, will have access to and the right to examine records of the CMF per normal course of the Agreement. BARDA may periodically request information from the CMF, including information from Consortium Members and Project Awardees, that include technology, financial, and IP progress in order to track impact, performance, and progress. These updates and reports will be considered confidential and shared on a need-to-know basis within USG.

4.3               The Project Awardees shall submit documentation as prescribed by individual Project Awards. The documentation described below is the minimum reporting requirements that the CMF must include in each award:

4.3.1    Quarterly/Monthly3 and Annual Reports: One (1) copy shall be submitted or otherwise provided to the PAR and the CMF. The report will have two (2) major sections:

●      Technical Status Report. The technical status report will detail technical progress to date and report on all problems, technical issues, major developments, and the status of external collaborations during the reporting period.

●      Business Status Report. The business status report shall provide summarized details of the resource status of the Project Award, including the status of Project Awardee contributions. This report will include a quarterly accounting of current expenditures (or total amount of paid milestones, if FFP).

4.3.2      Final Report: One (1) copy shall be submitted or otherwise provided to the PAR and the CMF. Unless otherwise directed, any format may be used for the final report will have two (2) major sections:

●     Final Technical Report. The Project Awardee shall submit or otherwise provide a Final Report making full disclosure of all major developments by Project Awardee upon completion of the Project Award or within sixty (60) calendar days of termination of the Project Award. With the approval of the PAR, reprints of published articles may be attached to the Final Report. One (1) copy shall be submitted or otherwise provided to the PAR.

●      Final Business Status Report. The final business status report shall summarize details of the resource status of the Project Award, including the status of the contributions by all participants. This report will include a final accounting of incurred expenditures (or total amount of paid milestones, if FFP).

ARTICLE 5. FUNDING OBLIGATIONS AND PAYMENTS

5.1              Project Award Invoicing. Each Project Award shall identify the Payment Method for that project. The Project Awardee shall submit an invoice with the required level of detail, as well as the latest progress report to the CMF, who shall review and submit payment requests to the Project Award OTAO and PAR for the relevant work. After the PAR reviews the invoice and report, they will approve the invoice via signature and return to the CMF, allowing the CMF to issue payment to the Project Awardee.

5.2              Invoicing Instructions. Invoices may be submitted no more than monthly, unless Firm Fixed Price. The Project Awardee shall submit invoices and any necessary supporting documentation via email to RRPV-invoices@ati.org

5.3              Payment Method Types:

a.           Fixed Price Milestone Payment Method: Payments shall be made in accordance with the Payable Milestone Schedule of each Project Award, provided the designated PAR has verified compliance with the Statement of Work and accomplishment of the stated effort. An acceptable invoice for fixed price milestone payments is one that:

i.	is addressed to the CMF and contains the CMF’s address:

Advanced Technology International

315 Sigma Drive

Summerville, SC 29486

ii.	contains the date of invoice, invoice number, and the Base Agreement number and Project Award number (20XX-XXX #X);
iii.	identifies the milestone number and description for any milestone(s) that are complete; and

3 The decision to require progress reports at quarterly or monthly intervals will be determined by the PAR during RPP and project development phases.

iv.	lists the milestone cost negotiated and contained in the Project Award

b.          Expenditure-Based Milestone Payment Method (with not to exceed ceiling): Payment shall be made based on actual expenditures in completing milestones up to the total maximum amount allowable under the applicable Project Award, provided the designated PAR has verified compliance with the Statement of Work and accomplishment of the stated effort. Per (iii) below, a progress report identifying associated progress toward completion of each technical milestone is required with the invoice. An acceptable invoice for expenditure-based payment is one that:

i.	is addressed to the CMF and contains the CMF’s address:

Advanced Technology International

315 Sigma Drive

Summerville, SC 29486

ii.	contains the date of invoice, invoice number, and the Base Agreement number and Project Award number (20XX-XXX #X);
iii.	identifies any associated technical milestones and the progress toward completion of each technical milestone;
iv.	includes a description of supplies and services, labor costs, subcontractor costs, material costs, travel costs, other direct costs, and extended totals;
v.	indicates the current period and cumulative man-hours and costs incurred through the period indicated on the invoice; and
vi.	contains the following certification statement:

“I certify that the amounts invoiced are for costs incurred in accordance with the agreement, the work reflected has been performed, and prior payment has not been received.”

Authorized Signature ___________________________________

c.         Expenditure-Based with Fixed Fee Milestone Payment Method (with not to exceed ceiling): Payment shall be made based on actual expenditures in completing milestones up to the total maximum amount allowable under the applicable Project Award, provided the designated PAR has verified compliance with the Statement of Work and accomplishment of the stated effort. Per (iii) below, a progress report identifying associated progress toward completion of each technical milestone is required with the invoice. An acceptable invoice for expenditure-based payment is one that:

i.	is addressed to the CMF and contains the CMF’s address:

Advanced Technology International

315 Sigma Drive

Summerville, SC 29486

ii.	contains the date of invoice, invoice number, and the Base Agreement number and Project Award number (20XX-XXX #X);
iii.	identifies any associated technical milestones and the progress toward completion of each technical milestone;
iv.	includes a description of supplies and services, labor costs, subcontractor costs, material costs, travel costs, other direct costs, fixed fee and extended totals;
v.	indicates the current period and cumulative man-hours and costs incurred through the period indicated on the invoice; and
vi.	contains the following certification statement:

“I certify that the amounts invoiced are for costs incurred in accordance with the agreement, the work reflected has been performed, and prior payment has not been received.”

Authorized Signature ___________________________________

d.        Expenditure-Based, Cost Sharing Milestone Payment Method (with not to exceed ceiling): Payment shall be made based on actual costs incurred in completing milestones up to the maximum amount allowable under the applicable Project Award, provided the designated PAR has verified compliance with the Statement of Work and accomplishment of the stated effort. Per (iii) below, a progress report identifying associated the progress toward completion of each technical milestone is required with the invoice. An acceptable invoice for expenditure-based payment is one that:

i.	is addressed to the CMF and contains the CMF’s address:

Advanced Technology International

315 Sigma Drive

Summerville, SC 29486

ii.	contains the date of invoice, invoice number, and the Base Agreement number and Project Award number (20XX-XXX #X);
iii.	identifies any associated technical milestones and the progress toward completion of each technical milestone;
iv.

includes a report of the cost share expended towards the accomplishment of the SOW tasks and/or milestones. This cost share report may be attached to the invoice if the Project Awardee’s practices make inclusion of such information on the invoice itself impractical. If the cost share report is separate from the invoice, it must be signed by an authorized representative. This cost share report must contain a breakout of the cost share by cost element similar to the level of detail required on the invoice and any in-kind contributions. The preferred method of reporting cost share is to provide an invoice for actual cost incurred with a value for the cost shared amount and the value to be reimbursed by the Government through the CMF;

v.	includes a description of supplies and services, labor costs, subcontractor costs, material costs, travel costs, other direct costs, and extended totals;
vi.	indicates the current period and cumulative man-hours and costs incurred through the period indicated on the invoice; and
vii.	contains the following certification statement:

“I certify that the amounts invoiced are for costs incurred in accordance with the agreement, the work reflected has been performed, and prior payment has not been received.”

Authorized Signature ___________________________________

5.4              Final Invoices. The Project Awardee’s final invoice (completion invoice) will be clearly indicated as such and shall indicate the cumulative amounts incurred and billed to completion, and a written certification of the total hours expended. Actual project costs incurred and cost share performance, if applicable, of each project shall be reported and reviewed in accordance with the Project Award reporting requirements.

5.5              Limitation of Funds. In no case shall the Government’s or the CMF’s or Consortium Members’ financial liability exceed the amount obligated by the Government or committed as a Cash Contribution or in-kind Contribution by the CMF or a Consortium Member under the Project Award. Nothing in this Article shall be construed to create the basis of a claim or suit where none would otherwise exist. In no event is the Government obligated to reimburse the recipient for expenditures in excess of the total funds allotted by the Government under a Project Award, regardless of any language to the contrary in any Termination clause herein or in any Project Award.

5.6              Payment Terms. Payment terms are NET 30 days after CMF’s receipt of an acceptable invoice. An acceptable invoice is one that meets the conditions described in Section 5.3 Payment Method Types and approved by the PAR.

ARTICLE 6. ADMINISTRATION

6.1            Financial Records and Audit Access. The costs incurred under any expenditure-based Project Award shall be those costs that are reasonable and prudent. Actual costs under expenditure-based Project Awards, including those direct costs associated with the research project as well as any indirect costs, are reimbursable to the extent they have a significant relationship to providing the goods or service under the Project Award.

The Project Awardee shall ensure that, for each Project Award, the Project Awardee’s relevant financial records are available and subject to examination or audit on behalf of the Government for a period not to exceed three (3) years after final payment of the Project Award.

Unless otherwise notified by the OTAO, these records are also subject to examination or audit by the Government’s General Accountability Office (GAO). Such audit, examination, or access shall be performed during business hours on business days upon prior written notice and shall be subject to the security requirements of the audited Party. Any audit required during the course of this Agreement may be conducted by the Government using Government auditors or, at the request of the Project Awardee, by the Project Awardee’s external CPA accounting firm at the expense of the Project Awardee. The terms of this paragraph shall be included in all sub-agreements to the Project Award.

6.2            Accounting System. The Project Awardee shall have and maintain an established accounting system, which complies with Generally Accepted Accounting Principles, or comparable approved standards, and shall ensure that appropriate arrangements have been made for receiving, distributing, and accounting for federal funds. An adequate accounting system for an expenditure-based Project Award is normally accomplished through a job order cost accounting system, whereby the books and records segregate direct costs by agreement and includes an established allocation method for the equitable allocation of indirect costs among agreements/contracts.

6.3               Administrative Matters. Administrative matters under this Agreement shall be referred to the following representatives:

RRPV Member Organization:

Mark Reynolds

Chief Financial Officer

GeoVax, Inc.

1900 Lake Park Drive, Suite 380

Smyrna, GA 30080

678-384-7220

mreynolds@geovax.com

RRPV Consortium Management Firm:

Rebecca Harmon

Sr. Contracts Manager

Advanced Technology International

315 Sigma Drive

Summerville, SC 29486

(843) 760-3358

RRPV-contracts@ati.org

6.4              Technical Matters. Technical matters under this Agreement shall be referred to the following representative:

RRPV Member Organization:

Kelly T. McKee, Jr., MD, MPH

Chief Medical Officer

GeoVax, Inc.

1900 Lake Park Drive, Suite 380

Smyrna, GA 30080

678-384-7220

kmckee@geovax.com

RRPV Consortium Management Firm:

Wendy Rehman

Program Manager

Advanced Technology International

315 Sigma Drive

Summerville, SC 29486

(843) 760-3362

RRPV-deliverables@ati.org

A Project Award Representative (PAR) will be identified on each Project Award.

6.5              System for Award Management (SAM). The RRPV member will be required to obtain a Unique Entity Identifier (UEI) from SAM.gov prior to award of a Project Award. A full SAM.gov registration is not required. See www.sam.gov for more information.

6.6              Invoicing. All invoice submissions are to be in accordance with Article 5.

6.7              Management of Project Awards. Performance of the work on Project Awards is subject to the technical oversight of the PAR designated in the Project Award.

6.7.1    For the purposes of this clause, technical oversight includes the following:

a.    Direction to the Project Awardee, which shifts work emphasis between work areas or tasks, requires pursuit of certain lines of inquiry, fills in details or otherwise serves to accomplish the objectives described in the statement of work;

b.    Guidelines to the Project Awardee that assists in the interpretation of drawings, specifications or technical portions of work description.

c.    Review and, where required by the Project Award, approval of technical reports, drawings, specifications, or technical information to be delivered by the Project Awardee under the Project Award.

The PAR shall monitor the Project Awardee’s performance with respect to compliance with the technical requirements of the Project Award.

6.7.2    Technical direction must be within the general scope of work stated in the Project Award. Technical direction may not be used to:

a.    Assign additional work under the Project Award;

b.    Increase or decrease the estimated Project Award cost, fee (if any), or the time required for the project period of performance;

c.    Change any of the terms, conditions or specifications of the Project Award; or

d.    Accept non-conforming work.

6.7.3    As such, no verbal or written request, notice, authorization, direction or order received by the Project Awardee shall be binding upon the CMF or Government, or serve as the basis for a change in the Project Award cost or any other provision of the Project Award, unless issued (or confirmed) in writing by the CMF.

6.7.4    The Project Awardee shall immediately notify the Project Award CMF Contractual Representative whenever a verbal or written change notification has been received from anyone other than the CMF, which would affect any of the terms, conditions, cost, schedules, etc. of the Project Award, and the Project Awardee is not to perform any work or make any changes in response to any such notification or make any claim on the CMF or Government, unless the CMF directs the Project Awardee, in writing, to implement such change notification.

6.8              Modifications. The only method by which this Agreement or Project Award may be modified is by a formal, written modification signed by the CMF, and, if necessary, additionally by the Project Awardee.

6.8.1    Bilateral Modifications. Project Awardees may propose modifications to any Project Award in which they are involved, including justifications to support any proposed changes, by submitting a written request through the CMF to the Government. The modification request shall detail the technical, chronological, and financial impact of the proposed change to the Project Award.

6.8.2    Unilateral Modifications. The CMF may unilaterally issue minor or administrative modifications, which do not materially change the obligations of the CMF or Project Awardee, such as incremental funding increases , or changes to personnel identified in the Agreement or Project Award. Unilateral modifications will be signed by only the CMF.

6.8.3    Modification Communications. No other communications, whether oral or in writing, that purport to change this Agreement or a Project Award are valid.

6.9              Pre-Award Costs. Pre-Award costs supporting a Project Award are impermissible unless a written approval is authorized by the OTAO, through the CMF, or contained in the RPP.

Project Subaward Approval. Subawards that are proposed and agreed to during negotiations for a Project Award are considered as having OTAO approval. Modifications to approved subawards and/or new subawards, under a Project Award that will significantly impact the teaming arrangement and/or technical approach proposed and accepted require OTAO, through the CMF, approval prior to being executed.

6.10            Title and Disposition of Property. In this paragraph, “property” means any tangible personal property other than consumable property, which is not consumed during the execution of effort under a Project Award (e.g., equipment).

6.10.1    Title to Property, General. Title to property under Project Awards shall be determined per the below guidance.

6.10.2    Title to Property: Fixed Price Project Awards. Project Awardee retains title to all property acquired as necessary to execute the work under the Project Award, unless otherwise dictated in the Project Award.

6.10.3    Title to Property: Expenditure-Based (and other) Project Awards. Items of property with an acquisition value equal to or less than $10,000 vest with the Project Awardee upon acquisition. For items greater than $10,000, the Project Awardee must obtain approval from the OTAO, through the CMF, prior to purchasing property using Government funds in order to retain title. Property listed in the cost proposal is considered as having received OTAO approval. For those items of real property or nonexpendable personal property having a unit acquisition cost of $10,000 or more, which will be acquired with Government funds received through the CMF, the Government reserves the right to transfer the title to the Federal Government or to a third Party named by the Government. If a Project Award includes the use of real property or equipment that is purchased with non-federal funds or that is donated by a third party to meet a portion of any required cost sharing or matching, the Government will have a financial interest in the property equal to the Federal funding in the project and such property shall be subject to this Article.

6.10.4    Disposition of Property. At the completion of Project Awards containing property in which title does not vest with the Project Awardee, property shall be disposed of in the following manner:

6.10.4.1    Purchased by the Project Awardee at an agreed-upon price, the price to represent fair market value, with the proceeds of the sale being returned as a credit to the Government; or,

6.10.4.2    Transferred to a Government research facility with title and ownership being transferred to the Government or to an eligible third party; or

6.10.4.3    Any other Government approved disposition procedures as approved by the Project OTAO, through the CMF. The Government shall provide disposition procedures within 120 days of being requested by the CMF to provide disposition.

ARTICLE 7. PROPRIETARY INFORMATION

7.1  Definitions for Article 7.

7.1.1.        “Disclosing Party” means the CMF, a Consortium Member, Project Awardee, or the Government which discloses Proprietary Information as contemplated by the subsequent paragraphs.

7.1.2. “Receiving Party” means the CMF, a Consortium Member, Project Awardee, or the Government which receives Proprietary Information disclosed by a Disclosing Party.

7.1.3. “Proprietary Information” means information and materials of a Disclosing Party which are designated as Proprietary Information or as a Trade Secret or subject to export control in writing by such Disclosing Party, whether by letter or by use of an appropriate stamp or legend, prior to or at the same time any such information or materials are disclosed by such Disclosing Party to the Receiving Party. Notwithstanding the foregoing, materials and other information that are orally, visually, or electronically disclosed by a Disclosing Party, or are disclosed in writing without an appropriate letter, stamp, or legend, shall constitute Proprietary Information or a Trade Secret or be subject to export control if such Disclosing Party, within thirty (30) calendar days after such disclosure, delivers to the Receiving Party a written document or documents describing the material or information and indicating that it is proprietary or a Trade Secret or subject to export control. Any disclosure of information by the Receiving Party prior to receipt of such notice shall not constitute a breach by the Receiving Party of its obligations under this Article.

7.1.4. “Trade Secret” means all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing if,

7.1.4.1.     The owner thereof has taken reasonable measures to keep such information secret; and

7.1.4.2.     The information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, the public.

7.2            Exchange of Information. Consortium Members may from time to time disclose Trade Secrets to the Government or to other Consortium Member(s) in connection with the Projects Awards. Neither the Government, nor the CMF, nor any Consortium Member, nor any Project Awardee, shall be obligated to transfer Proprietary Information or Trade Secrets independently developed unless a condition of the Project Award.

7.3             Confidentiality and Authorized Disclosure. The Receiving Party agrees, to the extent permitted by law, that Proprietary Information and Trade Secrets shall remain the property of the Disclosing Party (no one shall disclose such information unless they have the right to do so), and that, unless otherwise agreed to by the Disclosing Party, Proprietary Information and Trade Secrets shall not be disclosed, divulged, or otherwise communicated by the Receiving Party to third parties (including without limitation, other Consortium Members) or used by the Receiving Party for any purposes other than in connection with the Project Awards and the licenses granted via this Agreement; provided that the terms “Proprietary Information “and “Trade Secrets” shall exclude materials or information that:

7.3.1    Are received or become available without restriction to the Receiving Party under separate agreement;

7.3.2    Are not identified with a suitable notice or legend prescribed under this Agreement;

7.3.3    Are in possession of the Receiving Party at the time of disclosure thereof as demonstrated by prior written records;

7.3.4    Are or later become part of the public domain through no fault of the Receiving Party;

7.3.5    Are received by the Receiving Party from a third Party having no obligation of confidentiality to the Disclosing Party that made the disclosure;

7.3.6    Are developed independently by the Receiving Party without use of Proprietary Information or Trade Secrets as evidenced by written records;

7.3.7    Are required by law or regulation to be disclosed; provided, however, that the Receiving Party has provided written notice to the Disclosing Party promptly so as to enable such Disclosing Party to seek a protective order or otherwise prevent disclosure of such information.

7.4              Term. The obligations of the Receiving Party under this Article shall continue for a period of two (2) years after the expiration or termination of this Agreement.

7.5             Flow down. The Project Awardee shall include this Article, suitably modified, to identify all parties, in all subawards. This Article shall, in turn, be included in all other forms of lower tier awards, regardless of tier. The Government will be a third party in interest for purposes of this Article in any agreement where flow down of rights and obligations is required.

ARTICLE 8. RIGHTS IN DATA

8.1            General. The Data Rights in this Article are specifically tailored for this Agreement to address respective rights of the Government and the Project Awardees to be included in Project Award Agreements to such Data as is owned, developed, to be developed or used by an actual or prospective Project Awardee (1) as identified in a Project Proposal submitted to the Government through the CMF in response to a Request for Proposals, and (2) when such proposal is selected by the Government for funded performance and the Project Award is issued by the CMF to that Project Awardee for performance of such Project Award.

8.2              Allocation of Principal Rights.

8.2.1    The Government shall have Unlimited Rights for use in the Field in:

8.2.1.1    Preexisting data funded by the Government. For clarity, Government rights in any preexisting data produced by Project Awardee and funded by the Government under a separate agreement shall be governed by such separate agreement, and this Agreement shall not alter any Government rights in such data produced outside of this Agreement;

8.2.1.2    Data first produced in the performance of this Agreement exclusively with Government funds;

8.2.1.3    Form, fit, and function data delivered under this Agreement; and

8.2.1.4    Data delivered under this Agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this Agreement.

8.2.2    The Government shall have Government Purpose Rights to all data produced in performance of this Agreement that was funded jointly by both parties under a cost sharing arrangement. The Government also reserves the right to negotiate for Government Purpose Rights for data described in 8.2.1.

8.2.3    The Government shall have Limited Rights to (a) all data, other than restricted computer software, that embody trade secrets or are commercial or financial and confidential or privileged, that pertains to items, components, or processes developed at private expense in the performance of this Agreement, and (b) data contained in a disclosure of a Subject Invention provided to the agency prior to the filing of a patent application.

8.3              Parties' Obligations Regarding Data.

8.3.1   The Project Awardee agrees to retain and maintain in good condition all data necessary to achieve Practical Application of any Subject Invention in accordance with the Project Awardee’s established record retention practices. In the event of exercise of the Compulsory Licensing Rights as set forth under this Agreement, Project Awardee agrees, upon written request from the Government, to deliver, as mutually agreed between the Parties, all existing Data necessary to achieve Practical Application of the relevant Subject Invention within sixty (60) calendar days from the date of the written request. Unless otherwise negotiated, the Government shall obtain Government Purpose Rights to this delivered Data, except for Data subject to Limited Rights as identified herein.

8.3.2    The Project Awardee’s right to use Data includes the right under Project Awardee’s established business policies to make public research data (especially human research data) by publication in the scientific literature, by making trial protocols, trial results summaries, and clinical studies reports publicly available, and by making trial patient-level data available for third-party analysis. Project Awardee’s publication of Data disclosing any Subject Invention shall trigger Project Awardee’s obligation to file an application for a patent to such Subject Invention under this Agreement.

8.4              Marking of Data.

8.4.1    The Project Awardee will mark any Data delivered under a Project Award with Limited Rights with the following legend:

“LIMITED RIGHTS”

These data are submitted with limited rights under Agreement No. 75A50123D00005. These data may be reproduced and used by the Government with the express limitation that they will not, without written permission of the CMF, be used for purposes of manufacture nor disclosed outside the Government; except that the Government may disclose these data outside the Government for purposes defined in the Project Award, if any, provided that the Government makes such disclosure subject to prohibition against further use and disclosure.

8.4.2    Identification and Disposition of Data. The Project Awardee shall keep copies of all Data required by the FDA relevant to the Project Award for the time specified by the FDA. In addition, the Project Awardee shall provide regulatory data to the OTTR and OTAS (through the CMF) in accordance with the deliverable schedules in the Project Award’s Statement of Work. The Government reserves the right to review any other data determined by the Government to be relevant to this Agreement. The Government further acknowledges that Project Awardee holds the commercialization rights for all products developed under the Project Award and will be responsible for their registration with the FDA.

8.5              Negotiating Other Rights. Notwithstanding the paragraphs in this Article, differing rights in Data may be negotiated among the Parties to each individual Project Award on a case-by-case basis as memorialized in the Project Award.

8.6              Survival Rights. Provisions of this Article will survive termination of this Agreement.

8.7              Copyright

8.7.1    The Project Awardee, reserves the right to protect by copyright original works developed under this Agreement. All such copyrights will be in the name of the individual Project Awardee. The Project Awardee hereby grants to the U.S. Government a non-exclusive, non-transferable, royalty-free, fully paid-up license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, for governmental purposes, any copyrighted materials developed under this Agreement, and to authorize others to do so.

8.7.2    In the event Data is exchanged with a notice indicating that the Data is protected under copyright as a published, copyrighted work and it is also indicated on the Data that such Data existed prior to, or was produced outside of this Agreement, the Party receiving the Data and others acting on its behalf may reproduce, distribute, and prepare derivative works for the sole purpose of carrying out that Party’s responsibilities under this Agreement with the written permission of the Copyright holder.

8.7.3   Data that existed or was produced outside of this Agreement and is unpublished - having only been provided under licensing agreement with restrictions on its use and disclosure - and is provided under this Agreement shall be marked as unpublished copyright in addition to the appropriate license rights legend restricting its use and treated in accordance with such license rights legend markings restricting its use.

8.7.4    The Project Awardee is responsible for affixing appropriate markings indicating the rights of the Government on all Data delivered under this Agreement.

8.7.5    The Government agrees not to remove any copyright notices placed on Data and to include such notices on all reproductions of the Data.

ARTICLE 9. INVENTIONS

9.1              Allocation of Principal Rights and Obligations.

9.1.1   Ownership. The Project Awardee shall retain ownership of each Subject Invention throughout the world, unless (i) Project Awardee shall have notified the OTAO, through the CMF, that Project Awardee does not intend to retain ownership of such Subject Invention in accordance with of this Article, (ii) Project Awardee fails to disclose such Subject Invention to the OTAO, through the CMF, in accordance with terms defined herein, or (iii) Project Awardee fails to file a patent application for such Subject Invention in accordance with the terms of this Agreement, in which case ownership shall vest with the Government.

9.1.2   License to Government for Subject Inventions to Which Project Awardee Retains Ownership. With respect to any Subject Invention made under a Project Award in which the Project Awardee retains title, the Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced on behalf of the United States the Subject Invention throughout the world. For clarity, this license does not include the right to use or allow others to use the Subject Invention for commercial purposes.

9.2              Project Awardee’s Obligations.

9.2.1    The Project Awardee shall disclose in writing each Subject Invention to the OTAO, through the CMF, within one (1) year after the inventor discloses it in writing to Recipient personnel responsible for patent matters. The disclosure shall identify the inventor(s) and the Project Award under which the Subject Invention was made. It shall be sufficiently complete in technical detail to convey a clear understanding of the Subject Invention. The parties agree that the information contained in the disclosure shall qualify as limited rights data as defined under this Agreement and is not subject to further disclosure without mutual agreement. Parties agree that such disclosure remains confidential pending filing of a patent application as detailed below.

9.2.2    The Project Awardee shall elect in writing whether or not to retain ownership of any Subject Invention by notifying the OTAO, through the CMF, within two (2) years of disclosure to the agency. In the event that the Project Awardee’s publication or use of the data has initiated the one-year statutory period during which valid patent protection can be obtained in the United States, the period for election of title may be shortened by the agency to a date that is no more than 60 calendar days prior to the end of the statutory period.

9.2.3    The Project Awardee shall file either a provisional or a non-provisional patent application on an elected Subject Invention within one year after election. If the Project Awardee files a provisional application, it shall file a non-provisional application within 12 months of the filing of the provisional application. The Project Awardee shall file patent applications in additional countries (or international patent offices within either 12 months of the first filed patent application or 6 months from the date permission is granted by the Commissioner of Patents to file foreign patent applications, where such filing has been prohibited by a Secrecy Order.

9.2.4    The Project Awardee may request extensions of time for disclosure, election, or filing under this Article.

9.3              Conditions When the Government May Obtain Title. Upon the Government’s written request, the Project Awardee shall convey title to any Subject Invention to the Government under any of the following conditions:

9.3.1    If the Project Awardee fails to disclose or elects not to retain title to the Subject Invention within the times specified under this Article.

9.3.2    In those countries in which the Project Awardee fails to file patent applications within the times specified in this Article; provided, that if Project Awardee has filed a patent application in a country after the times specified in this Article, but prior to its receipt of the written request by the Government, Project Awardee shall continue to retain title in that country; or

9.3.3    In any country in which the Project Awardee decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceedings on, a patent on a Subject Invention.

9.3.4    License to Project Awardee for Subject Inventions to which the Project Awardee Does Not Elect to Retain Ownership.

9.3.4.1    In the event that the Project Awardee does not elect to retain ownership in a Subject Invention pursuant to this Article, the Project Awardee shall retain a nonexclusive royalty-free license throughout the world in such Subject Invention to which the Government obtains title pursuant to 9.3 of this Article, unless the Project Awardee fails to disclose the invention within the times specified in this Article. The Project Awardee’s license extends to any domestic subsidiaries and affiliates within the corporate structure of which the Project Awardee is a part and includes the right to grant sublicenses to the extent the Project Awardee was legally obligated to do so at award of the Project Award. The license is transferable only with the written approval of the Government, except when transferred to the successor of that part of the Recipient’s business to which the invention pertains. The Government approval for license transfer shall not be unreasonably withheld.

9.3.4.2    The Project Awardee’s license may be revoked or modified by the Government to the extent necessary to achieve expeditious practical application of the Subject Invention in a particular country in accordance with the procedures outlined under this Agreement.

9.3.5    Third Party Application.

9.3.5.1   In response to a third party’s proper application for an exclusive license, the Project Awardee’s domestic license may be revoked or modified to the extent necessary to achieve expeditious practical application of the Subject Invention. The application shall be submitted in accordance with the applicable provisions in 37 CFR part 404 and agency licensing regulations. The Project Awardee’s license will not be revoked in that field of use or the geographical areas in which the Project Awardee has achieved practical application and continues to make the benefits of the Subject Invention reasonably accessible to the public. The license in any foreign country may be revoked or modified to the extent the Project Awardee, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that country.

9.3.5.2    Revocation or modification of the Project Awardee’s minimum rights. Before revoking or modifying the Project Awardee’s license in accordance this Article, the OTAO, through the CMF, shall furnish the Project Awardee a written notice of intention to revoke or modify the license. The Government shall allow the Project Awardee at least 30 days (or another time as may be authorized for good cause by the OTAO) after the notice to show cause why the license should not be revoked or modified. The Project Awardee has the right to appeal, in accordance with applicable regulations in 37 CFR part 404 and agency licensing regulations, any decisions concerning the revocation or modification.

9.3.6    License to the Project Awardee for Subject Inventions to Which the Project Awardee Has Elected to Retain Ownership but Does Not File a Patent Application or does Not Prosecute a Patent Application.

9.3.6.1    In the event that Project Awardee has elected to retain ownership of a Subject Invention but subsequently elects not to file a patent application for the Subject Invention or elects not to prosecute a patent application for the Subject Invention, the Project Awardee shall retain a fully paid up, sub- licensable, nonexclusive, royalty-free license throughout the world in each Subject Invention to which the Government obtains title, except if the Project Awardee fails to disclose the Subject Invention within the times specified in this Article. The Project Awardee’s license extends to the Project Awardee’s subsidiaries and Affiliates, if any, within the corporate structure of which the Project Awardee is a party and includes the right to grant licenses of the same scope to the extent that the Project Awardee was legally obligated or permitted to do so at the time the Project Award was executed. The license is otherwise transferable only with the approval of the Government, except when transferred to an Affiliate or successor of that part of the Project Awardee’s business to which the Subject Invention pertains. The Government approval for license transfer shall not be unreasonably withheld.

9.3.6.2    The Project Awardee’s license under this Paragraph may be revoked or modified by the Government to the extent necessary to achieve expeditious Practical Application of the Subject Invention pursuant to an application for an exclusive or nonexclusive license submitted consistent with appropriate provisions at 37 CFR Part 404. The Project Awardee’s license shall not be revoked in that field of use or the geographical areas in which the Project Awardee has achieved Practical Application of the Subject Invention and continues to make the benefits of the Subject Invention accessible to the public.

9.3.6.3    Before revocation or modification of the Project Awardee’s license under this Paragraph, the Government shall furnish the Project Awardee with a written notice of its intention to revoke or modify the license, and the Project Awardee shall be allowed thirty (30) calendar days (or such other time as may be authorized for good cause shown) after the notice to show cause why the license should not be revoked or modified.

9.4              Actions to Protect the Government’s Interests. The Project Awardee agrees to execute or to have executed and promptly deliver to the Government all instruments necessary to (i) establish or confirm the rights the Government has throughout the world in those Subject Inventions to which the Project Awardee elects to retain title and (ii) convey title to the Government when requested pursuant to this Article and to enable the Government to obtain patent protection throughout the world in that Subject Invention.

9.4.1    The Project Awardee shall require, by written agreement, its employees, other than clerical and non-technical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Project Awardee, each Subject Invention made under this Agreement so the Project Awardee can comply with the disclosure provisions of this Article. The Project Awardee shall instruct employees, through employee agreements or other suitable educational programs, on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars. The Project Awardee shall also instruct all employees, in accordance with its regular business practices, on the need to maintain confidentiality of any information covered by the disclosure under this Article.

9.4.2    The Project Awardee shall notify the Government of any decisions not to continue the prosecution of a patent application for a Subject Invention, pay maintenance fees, or defend in a reexamination or opposition proceedings on a patent of a Subject Invention, in any country, not less than sixty (60) calendar days before the expiration of the response period required by the relevant patent office.

9.4.3    The Project Awardee shall include, within the specification of any United States patent application and any patent issuing thereon covering a Subject Invention, the following statement: “This invention was made with Government support under Agreement 75A50123D00005 awarded by The Department of Health and Human Services. The Government has certain rights in the invention.”

9.5              Reporting on Utilization of Subject Inventions.

9.5.1     Upon Government request, the Project Awardee agrees to submit, during the Term of the Project Award, an annual report on the utilization of a Subject Invention or on efforts at obtaining such utilization that is being made by the Project Awardee or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, and such other data and information as the agency may reasonably specify. The Project Awardee also agrees to provide additional reports as may be requested by the Government in connection with any compulsory licensing proceedings undertaken by the Government in accordance with this Article. The Government agrees it shall not disclose such information to persons outside of the Government, and non-federal Government personnel, and the CMF, without permission of the Project Awardee.

9.5.2      All required reports shall be submitted to the OTAS, OTAO (through the CMF), and PAR.

9.6             Compulsory Licensing Rights. The Project Awardee agrees that, with respect to any Subject Invention in which it has retained title, the Government has the right to require the Project Awardee through the CMF, an assignee, or exclusive licensee of a Subject Invention to grant a non-exclusive license to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Project Awardee refuses such a request, the Government has the right to grant such a license within the Field itself only if the Government determines that:

9.6.1     Such action is necessary because the Project Awardee or assignee has not taken effective steps, consistent with the intent of this Agreement, to achieve practical application of the subject invention; or

9.6.2     Such action is necessary to alleviate health or safety needs, which are not reasonably satisfied by the Project Awardee, assignee, or their licensees; or

9.6.3     Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the CMF, assignee, or licensees; or

9.6.4     Such action is necessary because the agreement required by 35 U.S. Code § 204 has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of its agreement obtained pursuant to section 35 U.S. Code § 204.

9.7              Differing Patent Rights. Notwithstanding the paragraphs of this Article, differing patent rights may be negotiated among the Parties to each individual Project Award on a case-by-case basis as memorialized in the Project Award.

ARTICLE 10. FOREIGN ACCESS TO TECHNOLOGY

10.1           Foreign Access to Technology. The Parties agree that research findings and technology developments arising under this Agreement may constitute a significant enhancement to the national security, and to the economic vitality of the United States. Accordingly, access to important technology developments under this Agreement by foreign firms or institutions must be carefully controlled. The controls contemplated in this Article are in addition to, and are not intended to change or supersede, existing law or regulation.

10.2          Restrictions on Sale or Transfer of Technology to Foreign Firms or Institutions. In order to promote the national security and economic interests of the United States and to effectuate the policies that underlie the regulations cited above, the procedures stated in this Article below shall apply to any transfer of technology. For purposes of this paragraph, a transfer includes a sale of the company, and sales or licensing of Technology.

10.2.1    Transfers do not include:

10.2.1.1    Sales of products or components;

10.2.1.2    Licenses of software or documentation related to sales of products or components;

10.2.1.3    Transfer to foreign subsidiaries for purposes related to this Agreement; or

10.2.1.4    Transfer which provides access to Technology to a Foreign Firm or Institution which is an approved source of supply or source for the conduct of research under this Agreement provided that such transfer shall be limited to that necessary to allow the firm or institution to perform its approved role under this Agreement.

10.2.2    The Project Awardee shall provide timely notice to HHS of any proposed transfers from the Project Awardee of Technology developed under this Agreement to Foreign Firms or Institutions. If HHS determines that the transfer may have adverse consequences to the national security interests of the United States, HHS shall jointly endeavor to find alternatives to the proposed transfer which obviate or mitigate potential adverse consequences of the transfer, but which provide substantially equivalent benefits.

10.2.3     In any event, Project Awardee shall provide written notice to the CMF of any proposed transfer from a Project Awardee to a foreign firm or institution at least sixty (60) calendar days prior to the proposed date of transfer. Such notice shall cite this Article and shall state specifically what is to be transferred and the general terms of the transfer. Within thirty (30) calendar days of receipt of written notification, the OTAO shall advise CMF whether it consents to the proposed transfer. No transfer shall take place until a decision is rendered.

10.2.4    In the event a transfer of Technology to Foreign Firms or Institutions which is NOT approved by HHS takes place, Project Awardee shall (a) refund to HHS funds paid pursuant to the Project Agreement for the development of the Technology and (b) the Government shall have a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced on behalf of the United States the Technology throughout the world for Government and any and all other purposes, particularly to effectuate the intent of the Project Agreement. Upon request of the Government, the Project Awardee shall provide written confirmation of such licenses.

ARTICLE 11. PUBLICATION AND PUBLICITY

11.1           Review of Press Releases. All Parties agree to accurately and factually represent the work conducted under this Agreement in all press releases. Misrepresenting results or releasing information that is injurious to the integrity of a Party may be construed as improper conduct. Press releases shall be defined as the public release of information via any medium, excluding peer- reviewed scientific publications. The Project Awardee agrees to provide the Government and the CMF with an advance copy of any press release related to this Agreement for review and approval not less than ten (10) business days prior to the issuance of the press release. The PAR or OTAO will provide approval. The review time may be expedited for press releases issued to address safety concerns or issues of significant internal importance to the Project Awardee, when possible. Federal funds received through support shall be acknowledged in all such press releases substantially as follows:

“This project has been funded in whole or in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50123D00005.”

11.2           Publication of Data. No Data or other information obtained, delivered, or produced under this Agreement or Project Award shall be released or publicized without concurrence from the Government. For purposes of this Agreement, “publication” is defined as an issue of printed material offered for distribution or any communication or oral presentation of information, including any manuscript or scientific meeting abstract. Any publication containing Data generated under this Agreement, or Project Award, must be submitted to the CMF and the Government for review and comment no less than thirty (30) calendar days before submission of any manuscript for public presentation or publication, and no less than fifteen (15) calendar days before submission of any abstract for public presentation or publication. The Government’s support shall be acknowledged in all such publications substantially as follows:

“This project has been funded in whole or in part with Federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50123D00005.”

ARTICLE 12. TERM OF AGREEMENT AND TERMINATION

12.1            Term of the Agreement. The Agreement is effective upon the Effective Date, which is the date of last signature, to September 20, 2033. The term of each project will be as stated in each individual Project Award. The terms of individual Project Awards may extend beyond the term of this Agreement.

12.2          Termination of This Agreement by Mutual Agreement. This Agreement shall terminate by written agreement of the CMF and the Project Awardee or upon completion of all Project Awards. Rights and obligations with respect to proprietary information and/or specific intellectual property agreements between or amongst the Government and the CMF and the Project Awardee shall survive any such mutual termination agreement unless otherwise agreed to in writing.

ARTICLE 13. CONSORTIUM MEMBERSHIP TERMS AND PROJECT AWARDS

13.1            Membership.

13.1.1    Addition of Members to the Consortium. The consortium shall operate as an open model with a continuous membership application and approval process. Membership applications will be received by the CMF and subsequently submitted to the Government who will make the final decision if applicants will be permitted to join the consortium. OTAO will provide Government approval.

13.1.2    Minimum Requirements to Join the Consortium.

13.1.2.1    Organization shall possess a technology relevant to the RRPV mission of advancing medical countermeasures.

13.1.2.2    Organization shall not be suspended or barred from conducting business with or receiving funds from the USG.

13.1.3    Withdrawal of Consortium Members. Any consortium member may voluntarily withdraw from the Consortium at any time by providing notice to the CMF of this decision at least 30 days in advance. The Government reserves the right to unilaterally remove any member from the consortium if it determines their removal to be in the best of interest of the Government and provides the member with 10 days’ notice of its decision. The CMF will immediately notify the Government of any member’s withdrawal from the consortium.

13.1.4    Rights of a Consortium Member Following Withdrawal. Except for rights and obligations specified at the individual Project Award level, such as specific property or IP rights, from and after the effective withdrawal date, the former consortium member shall cease to have any rights or obligations as a consortium member under the RRPV. In the event of a withdrawal, in which the consortium member is currently executing any Project Award, the consortium member’s obligation shall continue in accordance with the previously agreed-to schedule until its completion or the Government and consortium member come to an agreement to terminate the task, whichever is first.

13.2            Term. The term of the Project Awards will be as stated in the terms and conditions of each individual Project Award.

13.3            Stop Work

13.3.1    As directed by the OTAO, the CMF may, at any time, by written order to the Project Awardee, require the Project Awardee to stop all, or any part, of the work called for under any Project Award for a period directed by the OTAO after the written order is delivered to the Project Awardee. The order shall be specifically identified as a stop-work order issued under this Article. Upon receipt of the order, the Project Awardee shall immediately comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the work covered by the order during the period of work stoppage. Within a period of 90 days after a stop-work is delivered to the Project Awardee, or within any extension of that period to which the Parties shall have agreed, the Government shall direct the RRPV CMF to either:

13.3.1.1    Cancel the stop-work order; or

13.3.1.2    Terminate the work covered by the Project Award.

13.3.2    If a stop work order issued under this Article is canceled, the Project Awardee shall resume work. The Government through the RRPV CMF shall make an equitable adjustment in the delivery schedule or Project Award estimated cost/price, or both, and the Government’s share of the Project Award shall be modified, in writing, accordingly, if—

13.3.2.1    The stop-work order results in an increase in the time required for, or in the Project Awardee's cost properly allocable to, the performance of any part of the Project Award; and

13.3.2.2    The Project Awardee asserts its right to the adjustment within 30 days after the end of the period of work stoppage; provided that, if the Government decides the facts justify the action, the Government through the CMF may receive and act upon a proposal submitted at any time before final payment under the Project Award.

13.3.3    If a stop work order is not canceled and the work covered by the Project Award is terminated in accordance with this article, at the direction of the OTAO, the CMF shall work with the Project Awardee to negotiate an equitable reimbursement.

13.4            Termination of Project Award. Any Project Award awarded pursuant to this Agreement may be terminated in whole or in part as set forth below:

13.4.1    By the OTAO unilaterally, should insufficient funds be available to accomplish the goals or intent of the Project Award or for other convenience to the Government. Such termination will be effective immediately upon written notice notwithstanding any prior notice requirement of this Agreement. In any event, thirty (30) calendar days prior written notice will be provided to the maximum extent practicable;

13.4.2    By the OTAO, with the consent of the Project Awardee through the CMF, based on an agreement by the Government and Project Awardee that the Project Award will not produce beneficial results commensurate with the expenditure of resources;

13.4.3    By the OTAO, with the consent of the Project Awardee through the CMF. In this case, the Parties shall agree upon the termination conditions, including the effective date and, in the case of partial termination, the portion to be terminated; or

13.4.4    By the Project Awardee, upon sending the OTAO through the RRPV CMF, a written notification, setting forth the reasons for such termination, the effective date and, in the case of partial termination, the portion to be terminated. The notice shall also include the total costs incurred or committed to date as well as projected costs for closeout. The Project Awardee must provide such notice at least sixty (60) calendar days prior to the effective date of the termination. No costs shall be incurred beyond those listed in the termination notice, unless otherwise agreed to by the OTAO. Upon receipt of the termination notice, the OTAO in consultation with the OTTR and PAR, will determine the appropriate path forward, which may include a full or partial transfer of tasks to another Project Awardee or Government entity, full or partial termination of the Project Award, or other mutual agreement between the Parties. If the OTAO determines, in the case of partial termination, that the reduced or modified portion of the Project Award will not accomplish the purposes for which the Project Award was awarded, the OTAO, through the CMF, may terminate the Project Award in its entirety.

13.5          Termination Caused by Material Breach by the Project Awardee. If the Project Awardee materially fails to comply with the provisions of a Project Award, the Project OTAO, after issuance of a notice through the RRPV CMF and failure of the Project Awardee to cure the defect within ten (10) days or the time allowed by the AO after receipt of the notice, may take one or more of the following actions as appropriate:

13.5.1    Temporarily withhold payments pending correction of the deficiency;

13.5.2    Disallow all or part of the cost of the activity or action not in compliance;

13.5.3    Wholly or partly suspend or terminate the current Project Award;

13.5.4    Withhold further funding for the Project Award; and

13.5.5    Take any other legally available remedies.

13.6           Termination Costs. The Parties will negotiate in good faith an equitable settlement for work performed under the Project Award, as appropriate. Costs incurred by the Project Awardee during a suspension or after termination of a Project Award are not allowable unless the OTAO, through the CMF, expressly authorizes them in either the notices of suspension, termination or subsequently. Other costs incurred during a suspension or after termination which are necessary and not reasonably avoidable may be allowable, as determined by the OTAO.

13.7           Close-out Procedures. If any Project Awards issued pursuant to this Agreement are completed or terminated, the following closeout procedures apply.

13.7.1     “Close-out” is the process by which the Government determines that all applicable administrative actions and all required work have been completed by the Project Awardee, the CMF, and the Government for a given project.

13.7.2    The Government shall obtain from the Project Awardee through the CMF within ninety (90) calendar days after the date of completion of the Project Award all financial, performance, and other reports required as the condition of the Project Award. The Government may grant extensions when requested by the RRPV CMF on behalf of the Project Awardee.

13.7.3    Quick close-out procedures similar to those found at FAR 42.708 shall be followed when possible.

13.7.4    When authorized at the Project Award level, the Government will make a settlement for any upward or adjustments to the Government’s share of costs, not to exceed the Government’s obligated amount, after these reports are received.

13.7.5    The Project Awardee, through the RRPV CMF, shall account for any property received from the Government.

ARTICLE 14. REPRESENTATIONS AND WARRANTIES

14.1           Representations and Warranties of All Parties. The Project Awardee represents that:

14.1.1    It is a validly existing legal or Government entity;

14.1.2    It is free to enter into this Agreement;

14.1.3    In so doing, it will not violate any other agreement to which it is a Party; and

14.1.4        It has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

14.2           Limitations. Except as expressly provided herein, neither the Project Awardee, the CMF nor the Government makes any warranty, express or implied, either in fact or by operation of law, by statute or otherwise, relating to (a) any research conducted under this Agreement or (b) any invention conceived and/or reduced to practice under this Agreement or (c) any other intellectual property developed under this Agreement, and each one specifically disclaims any implied warranty of merchantability or warranty of fitness for a particular purpose.

ARTICLE 15. LIABILITY OF THE PARTIES

15.1           Waiver of Liability. With regard to the activities undertaken pursuant to this Agreement, no Party shall make any claim against another Party, another Party’s employees, another Party’s related entities (e.g., lower tier awardees, etc.) or employees of another Party’s related entities, or the Government, for any injury to or death of its own employees or employees of its related entities, or for damage to or loss of its own property or that of its related entities, whether such injury, death, damage, or loss arises through negligence or otherwise, except in the case of willful misconduct.

15.2           Damages. To the extent that a risk of damage or loss is not dealt with expressly in this Agreement, the Government and/or the Parties’ liability to the other Parties arising out of this Agreement whether or not arising as a result of an alleged breach of this Agreement, shall be limited to direct damages only, and shall not include any consequential, punitive, special and incidental damages, claims for lost profits, re-procurement costs, or other indirect or consequential damages.

15.3           Extension of Waiver of Liability. The Project Awardee agrees to extend the waiver of liability as set forth above to its sub-tier awards at any tier under the Project Award, and requiring them, by contract or otherwise, to agree to waive all claims against the Government and the CMF.

15.4           Applicability. Notwithstanding the other provisions of this article, this waiver of liability shall not be applicable to:

15.4.1    Claims between the CMF, Project Awardee, and/or the Government regarding a material breach or non-payment of funds for a Project Award,

15.4.2    Claims for damage caused by willful misconduct, or

15.4.3    IP claims.

15.5           Limitation of Liability. In no case will the financial liability of the Government, the CMF, or the Project Awardee exceed the amount obligated by the Government in connection to that Project Award. In no event shall the Parties be liable for claims for consequential, punitive, special and incidental damages, claims for lost profits, re-procurement costs, or other indirect damages. Each of the foregoing limitations on damages shall not apply to an action against the Government brought under 28 USC §1498. Nothing in this Article shall be construed to create the basis of a claim or suit where none would otherwise exist.

ARTICLE 16. DISPUTES

16.1           General. The Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues under this Article. Whenever disputes, disagreements, or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable.

Any claim or dispute between the Parties concerning questions of fact or law arising from or in connection with this Agreement, and, whether or not involving an alleged breach of this Agreement, shall only be raised under this Article.

In no event shall a dispute, disagreement or misunderstanding that arose more than three (3) months prior to the notification made under this article constitute the basis for relief under this article unless the BARDA OTAO, in the interests of justice, waives this requirement.

Failing resolution by mutual agreement, the aggrieved Party shall document the dispute, disagreement, or misunderstanding by notifying the other Party in writing of the relevant facts, identifying unresolved issues, and specifying the clarification or remedy sought. Within ten (10) working days after providing notice to the other Party, the aggrieved Party may, in writing and through the CMF, request a decision to be rendered from a position at least one level above the BARDA OTAO.

The other Party shall conduct a review of the matter(s) in dispute and submit a written response on the matter(s) within thirty (30) calendar days after being notified that a decision has been requested. Any such decision is final and binding, unless a Party, within thirty calendar days, requests further joint review by senior officials (e.g., the CMF Chief Operating Officer, an ASPR official at least two levels above the OTAO, and/or senior executive of the Project Awardee). In such case, the senior officials shall conduct a review of the matter(s) in dispute and the senior Government official shall render a decision in writing within thirty (30) calendar days of receipt of such written position.

In the absence of a joint decision, or after appropriate exhaustion of the administrative and other remedies identified in this Agreement, either party may pursue any right or remedy provided by law in a court of competent jurisdiction. Alternatively, the parties may agree to explore and establish an Alternate Disputes Resolution procedure to resolve this dispute.

ARTICLE 17. REGULATORY TERMS

Specific regulations will be identified by the Government in Project Award documentation on a case-by- case basis, but may include:

17.1           Protection of Human Subjects.

17.1.1    The Project Awardee agrees that the rights and welfare of human subjects involved in research under this Agreement shall be protected in accordance with 45 CFR Part 46 and with the Project Awardee’s current Assurance of Compliance on file with the Office for Human Research Protections (OHRP), Office of Public Health and Science (OPHS). The Project Awardee further agrees to provide certification that the Institutional Review Board has reviewed and approved the procedures, which involve human subjects, in accordance with 45 CFR Part 46 and the Assurance of Compliance.

17.1.2    The Project Awardee shall bear full responsibility for the performance of its work and services involving the use of human subjects under this Agreement and shall ensure that work is conducted in a proper manner and as safely as is feasible. The Project Awardee shall retain the right to control and direct the performance of all its work under this Agreement. Nothing in this Agreement shall be deemed to constitute any Project Awardee or any lower tier awardee, agent or employee of Project Awardee, or any other person, organization, institution, or group of any kind whatsoever, as the agent or employee of the Government. The Project Awardee agrees that it has entered into this Agreement and will discharge its obligations, duties, and undertakings and the work pursuant thereto, whether requiring professional judgment or otherwise, as an independent organization without imputing liability on the part of the Government for its acts or its employees.

17.1.3    If at any time during the performance of this Agreement, the HHS OTAO determines, in consultation with the OHRP, OPHS, and ASH, that the Project Awardee is not in compliance with any of the requirements and/or standards stated in Subparagraphs (1) and (2) above, the HHS OTAO may immediately direct the CMF to suspend, in whole or in part, work and further payments under this Agreement until the Project Awardee corrects the noncompliance. Notice of the suspension may be communicated by telephone and confirmed in writing. If the Project Awardee fails to complete corrective action within the period of time designated in the OTAO’s written notice of suspension, the HHS OTAO may, in consultation with OHRP, OPHS, and ASH, terminate the Project Award under this Agreement in a whole or in part, and the Project Awardee’s name may be removed from the list of those performers with approved Health and Human Services Human Subject Assurances.

17.2           Human Materials (Assurance of OHRP Compliance).

17.2.1    The acquisition and supply of all human specimen material (including fetal material) used under this Agreement shall be obtained by the Project Awardee in full compliance with applicable Federal, state and local laws and no undue inducements, monetary or otherwise, will be offered to any person to influence their donation of human material.

17.2.2    The Project Awardee shall provide written documentation that all human materials obtained as a result of research involving human subjects conducted under this Agreement, by collaborating sites, or by sub-tier awardees, were obtained with prior approval by the Office for Human Research Protections (OHRP) of an Assurance to comply with the requirements of 45 CFR 46 to protect human research subjects. This restriction applies to all collaborating sites without OHRP-approved Assurances, whether domestic or foreign, and compliance must be ensured by the Project Awardee.

17.2.3    Provision by the Project Awardee to the HHS OTAO, through the CMF, of a properly completed “Protection of Human Subjects Assurance Identification/IRB Certification/Declaration of Exemption”, Form OMB No. 0990-0263 (formerly Optional Form 310), certifying IRB review and approval of the protocol from which the human materials were obtained constitutes the written documentation required. The human subject certification can be met by submission of a self-designated form provided that it contains the information required by the “Protection of Human Subjects Assurance Identification/IRB Certification/ Declaration of Exemption”, Form OMB No. 0990-0263 (formerly Optional Form 310).

17.3          Research Involving Human Fetal Tissue. All research involving human fetal tissue shall be conducted in accordance with the Public Health Service Act, 42 U.S.C. 289g-1 and 289g-2. Implementing regulations and guidance for conducting research on human fetal tissue may be found at 45 CFR 46, Subpart B. The Project Awardee shall make available, for audit by the Secretary, HHS, the physician statements and informed consents required by 42 USC 289g-1(b) and (c), or ensure HHS access to those records, if maintained by an entity other than the Project Awardee.

17.4           Needle Exchange. The Project Awardee shall not use contract funds to carry out any program of distributing sterile needles or syringes for the hypodermic injection of any illegal drug.

17.5           Care of Live Vertebrate Animals.

17.5.1    Before undertaking performance of any Project Award involving animal related activities, the Project Awardee shall register with the Secretary of Agriculture of the United States in accordance with 7 U.S.C. 2136 and 9 CFR 2.25 through 2.28. The Project Awardee, through the CMF, shall furnish evidence of the registration to the OTAO.

17.5.2    The Project Awardee shall acquire vertebrate animals used in research from a dealer licensed by the Secretary of Agriculture under 7 U.S.C. 2133 and 9 CFR 2.1 through 2.11, or from a source that is exempt from licensing under those sections.

17.5.3    The Project Awardee agrees that the care and use of any live vertebrate animals used or intended for use in the performance of this Agreement will conform with the PHS Policy on Humane Care of Use of Laboratory Animals, the current Animal Welfare Assurance, the Guide for the Care and Use of Laboratory Animals prepared by the Institute of Laboratory Animal Resources and the pertinent laws and regulations of the United States Department of Agriculture (see 7 U.S.C. 2131 et seq. and 9 CFR Subchapter A, Parts 1 - 4). In case of conflict between standards, the more stringent standard shall be used.

17.5.4    If at any time during performance of this Agreement, the OTAO determines, in consultation with the Office of Laboratory Animal Welfare (OLAW), National Institutes of Health (NIH), that the Project Awardee is not in compliance with any of the requirements and/or standards stated above, the OTAO may immediately direct the CMF to suspend, in whole or in part, work and further payments under the Project Award until the Project Awardee corrects the noncompliance. Notice of the suspension may be communicated by telephone and confirmed in writing. If the Project Awardee fails to complete corrective action within the period of time designated in the OTAO’s written notice of suspension, the OTAO may, in consultation with OLAW, NIH, terminate the Project Award in whole or in part, and the Project Awardee’s name may be removed from the list of those entities with approved PHS Animal Welfare Assurances.

17.5.5    Note: The Project Awardee may request registration of its facility and a current listing of licensed dealers from the Regional Office of the Animal and Plant Health Inspection Service (APHIS), USDA, for the region in which its research facility is located. The location of the appropriate APHIS Regional Office, as well as information concerning this program may be obtained by contacting the Animal Care Staff, USDA/APHIS, 4700 River Road, Riverdale, Maryland 20737.

17.6           Animal Welfare. All Project Awardee research involving live, vertebrate animals shall be conducted in accordance with the Public Health Service Policy on Humane Care and Use of Laboratory Animals. This policy may be accessed at: https://olaw.nih.gov/policies-laws/phs- policy.htm.

17.7           Protection of Personnel Who Work with Nonhuman Primates. All Project Awardee personnel who work with nonhuman primates or enter rooms or areas containing nonhuman primates shall comply with the procedures set forth in NIH Policy Manual 3044-2, entitled, "Protection of NIH Personnel Who Work with Nonhuman Primates," located at the following URL: https://policymanual.nih.gov/3044-2.

17.8           Information on Compliance with Animal Care Requirements.

17.8.1    Registration with the U. S. Dept. of Agriculture (USDA) is required to use regulated species of animals for biomedical purposes. USDA is responsible for the enforcement of the Animal Welfare Act (7 U.S.C. 2131 et. seq.), located at https://www.nal.usda.gov/animal-health- and-welfare/animal-welfare-act.

17.8.2    The Public Health Service (PHS) Policy is administered by the Office of Laboratory Animal Welfare (OLAW), located at https://olaw.nih.gov/. An essential requirement of the PHS Policy, available at https://olaw.nih.gov/policies-laws/phs-policy.htm, is that every institution using live vertebrate animals must obtain an approved assurance from OLAW before they can receive funding from any component of the U. S. Public Health Service.

17.8.3    The PHS Policy requires that Assured institutions base their programs of animal care and use on the Guide for the Care and Use of Laboratory Animals, available at https://grants.nih.gov/grants/olaw/guide-for-the-care-and-use-of-laboratory-animals.pdf, and that they comply with the regulations (9 CFR, Subchapter A), available at https://www.ecfr.gov/current/title-9/chapter-I/subchapter-A, issued by the U.S. Department of Agriculture (USDA) under the Animal Welfare Act. The Guide may differ from USDA regulations in some respects. Compliance with the USDA regulations is an absolute requirement of this Policy.

17.8.4    The Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC) http://www.aaalac.org is a professional organization that inspects and evaluates programs of animal care for institutions at their request. Those that meet the high standards are given the Accredited status. As of the 2002 revision of the PHS Policy, the only accrediting body recognized by PHS is the AAALAC. While AAALAC Accreditation is not required to conduct biomedical research, it is highly desirable. AAALAC uses the Guide as their primary evaluation tool. They also use the Guide for the Care and Use of Agricultural Animals in Agricultural Research and Teaching. It is published by the Federation of Animal Science Societies, available at https://www.fass.org/.

17.9         Approval of Required Assurance by Law. Under governing regulations, federal funds which are administered by BARDA shall not be expended by the Project Awardee for research involving live vertebrate animals, nor shall live vertebrate animals be involved in research activities under this award, unless a satisfactory assurance of compliance with 7 U.S.C. 2316 and 9 CFR Sections 2.25-2.28 is submitted within 30 days of the date of each Project Award under this award and approved by OLAW. Each performance site (if any) must also assure compliance with 7 U.S.C. 2316 and 9 CFR Sections 2.25-2.28 with the following restriction: Only activities that do not directly involve live vertebrate animals (i.e., are clearly severable and independent from those activities that do involve live vertebrate animals) may be conducted by the Project Awardee individual performance sites pending OLAW approval of their respective assurance of compliance with 7 U.S.C. 2316 and 9 CFR Sections 2.25-2.28. Additional information regarding OLAW may be obtained via the Internet at https://olaw.nih.gov/.

17.10         Registration with the Select Agent Program for Work Involving the Possession, Use, and/or Transfer of Select Biological Agents or Toxins

17.10.1    Work involving select biological agents or toxins shall not be conducted under this Agreement until the Project Awardee and any affected subawards are granted a certificate of registration or are authorized to work with the applicable select agents.

17.10.2    For Project Awards or sub-tier awards to domestic institutions who possess, use, and/or transfer Select Agents under this Agreement, the institution must complete registration with the Centers for Disease Control and Prevention (CDC), Department of Health and Human Services (DHHS) or the Animal and Plant Health Inspection Services (APHIS), U.S. Department of Agriculture (USDA), as applicable, before performing work involving Select Agents, in accordance with 42 CFR 73. No Government funds can be used for work involving Select Agents, as defined in 42 CFR 73, if the final registration certificate is denied.

17.10.3    For Project Awards or sub-tier awards to foreign institutions who possess, use, and/or transfer Select Agents under this contract, the Project Awardee must provide information satisfactory to the Government that a process equivalent to that described in 42 CFR 73 (https://www.ecfr.gov/current/title-42/chapter-I/subchapter-F/part-73) for U.S. institutions is in place and will be administered on behalf of all Select Agent work sponsored by these funds before using these funds for any work directly involving the Select Agents. The Project Awardee must provide information addressing the following key elements appropriate for the foreign institution: safety, security, training, procedures for ensuring that only approved/appropriate individuals have access to the Select Agents, and any applicable laws, regulations and policies equivalent to 42 CFR 73. The Government will assess the policies and procedures for comparability to the U.S. requirements described in 42 CFR Part 73. When requested by the OTAO, through the CMF, the Project Awardee shall provide key information delineating any laws, regulations, policies, and procedures applicable to the foreign institution for the safe and secure possession, use, and transfer of Select Agents. This includes summaries of safety, security, and training plans, and applicable laws, regulations, and policies. For the purpose of security risk assessments, the Project Awardee must provide the names of all individuals at the foreign institution who will have access to the Select Agents and procedures for ensuring that only approved and appropriate individuals have access to Select Agents under the Project Agreement.

17.10.4    Listings of HHS select agents and toxins, biologic agents and toxins, and overlap agents or toxins as well as information about the registration process, can be obtained on the Select Agent Program web site at https://www.selectagents.gov/.

17.11         Product Licensure.

17.11.1    Any vaccines purchased, stored and distributed under this Agreement shall be manufactured under a current establishment and product licensure issued by the Food and Drug Administration.

17.11.2    The Project Awardee agrees to comply with cGMP guidelines (21 CFR Parts 210-211, 600) for manufacturing, processing and packing of drugs, chemicals, biological, and reagents.

17.11.3    The Project Awardee agrees to advise the OTAO, through the CMF, and OTTR immediately of any relocation of their manufacturing facility or the relocation of any sub-tier awardee’s facility. The Project Awardee also agrees to advise the OTAO, through the CMF, and OTTR immediately if at any time during the life of the Project Awards, the items under this Agreement fail to comply with cGMP guidelines and/or the facility receives a negative FDA Quality Assurance Evaluation (Form 483).

17.12         Final Distribution. Prior to expiration or termination of any Project Award, the Government may affect final distribution of any vaccines remaining in storage by any one or combination of the following methods:

17.12.1    The Government may elect to require shipment of the vaccine to US Government facilities or to state and local health agencies and/or other providers;

17.12.2 The Government may direct the Project Awardee to destroy all quantities remaining in storage at a charge to be negotiated between the parties. Such charges shall not exceed the actual costs incurred by the Project Awardee (or milestone value, if fixed price), and agreed to by the Government in advance of the destruction and/or disposal.

17.12.3    The Project Awardee cannot reclaim title to product upon acceptance.

17.13         Manufacturing Standards. The Current Good Manufacturing Practice Regulations (cGMP) (21 CFR 210-211) will be the standard applied for manufacturing, processing and packing of any therapeutic product developed under this Agreement. If at any time during the life of this contract, the Project Awardee fails to comply with cGMP in the manufacturing, processing and packaging of this therapeutic product and such failure results in a material adverse effect on the safety, purity or potency of this therapeutic product (a material failure) as identified by CBER and CDER, the Project Awardee shall have thirty (30) calendar days from the time such material failure is identified to cure such material failure. If the Project Awardee fails to take such an action within the thirty (30) calendar day period, then the Project Award may be terminated.

17.14         Notwithstanding the paragraphs in this Article, updates to the regulatory requirements must be incorporated into Project Awards and may be discussed by the Parties to each individual Project Award on a case-by-case basis.

ARTICLE 18. GENERAL PROVISIONS

18.1           Consortium Members and the CMF. The relationship of the CMF and its Members established by the Consortium Member Agreement is of an independent nature and nothing contained in this Agreement shall be construed to (a) give the CMF or any Consortium Member hereto the power to direct or control the day to day activities of the Consortium or another Consortium Member hereto, (b) constitute the Consortium or Consortium Members as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or (c) allow the Consortium or any of the Consortium Members hereto to create or assume any obligation on behalf of another Consortium Member hereto for any purpose whatsoever.

18.2          Parties Bound. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective successors, assigns, and legal representatives. Nothing herein shall be construed to give any Project Awardee subawards rights as a Party to or third-Party beneficiary of this Agreement.

18.3          Assignment. The Project Awardee may not transfer or assign this Agreement to any party without the Government’s written consent. Requests for consideration must be submitted to the Government, through the CMF, at least 30 calendar days prior to any proposed transfer or assignment.

18.4          Flow-Down Requirements. The Project Awardee shall include all relevant Articles in this Agreement, suitably modified in all subawards. These Articles shall, in turn, be included in all other forms of lower tier agreements, regardless of tier. The Government will be a third party in interest for purposes of these flow-down Articles of (5) Funding Obligation and Payments; (6) Administration; (7) Proprietary Information; (8) Rights in Data; (9) Inventions; (10) Foreign Access to Technology; (11) Publication and Publicity; (12) Term of the Agreement and Termination; (13) Consortium Membership Terms and Project Awards; (14) Representations and Warranties; (15) Liability of the Parties; (16) Disputes; and (18) General Provisions in any agreement where flow-down of rights and obligations is required.

18.5          Affiliates. The Parties hereto acknowledge that the Project Awardee’s Affiliates may carry out certain activities required or permitted pursuant to this Agreement. The Parties hereby represent and warrant that this Agreement shall be binding on their Affiliates in accordance with this Agreement as if such Affiliates were Parties to this Agreement. In the event that any Party to this Agreement is acquired by another company, the technology and programs of the acquiring company in existence at the time of such transactions shall not be subject to this Agreement, however the provisions of this Agreement shall continue with respect to all business conducted by the successor organization in connection to this Agreement.

18.6           Civil Rights Act. This Agreement is subject to the compliance requirements of Title VI of the Civil Rights Act of 1964 as amended (42 U.S.C. 2000-d) relating to the nondiscrimination in federally assisted programs.

18.7          Anti-Bribery and Anti-Corruption. Each Party agrees to perform its obligations under this Agreement in accordance with the applicable anti-bribery and anti-corruption laws of the territory in which such Party conducts business with the other Party as set forth herein. Each Party shall be entitled to exercise its termination right, under and in accordance with the terms of this Agreement, to terminate this Agreement immediately on written notice to the other Party, if the other Party fails to perform its material obligations in accordance with this Article.

18.8            Reporting Matters Involving Fraud, Waste, and Abuse. Anyone who becomes aware of the existence or apparent existence of fraud, waste and abuse in ASPR funded programs is encouraged to report such matters to the HHS Inspector General’s Office in writing or on the Inspector General’s Hotline. The toll-free number is 1-800-HHS-TIPS (1-800-447-8477). All telephone calls will be handled confidentially. The e-mail address is Htips@os.dhhs.gov and the mailing address is:

Office of Inspector General

Department of Health and Human Services TIPS HOTLINE

P.O. Box 23489

Washington, D.C. 20026

18.9           Prohibition on Involvement with Terrorist Activities. The Project Awardee acknowledges that U.S. Executive Orders and Laws, including but not limited to E.O. 13224 and P.L. 107-56, prohibit transactions with, and the provision of resources and support to, individuals and organizations associated with terrorism. It is the legal responsibility of the Project Awardee to ensure compliance with these Executive Orders and Laws. The Project Awardee shall ensure that any agreements entered into after the execution of this Agreement with an affiliate or subaward (regardless of tier) for any experimental, developmental, or research work that will be submitted for reimbursement under this Agreement are consistent with this Paragraph.

18.10         Foreign Owned Influence. The Project Awardee will ensure that no foreign entities from the Government’s prohibited sources list of embargoed and sanctioned countries, as defined by U.S. Departments of Treasury and Commerce, are utilized by the Project Awardee, or any of its Affiliates or subawards.

18.11        Entire Agreement. Unless otherwise specifically provided, this Agreement embodies the entire understanding between the Parties, and any prior or contemporaneous representations, either oral or written, are superseded. No amendments or changes to this Agreement’s terms shall be effective unless made in writing and signed by authorized representatives of the Parties as prescribed in Section 6.8.

18.12         Further Assurances. At any time or from time to time, the Project Awardee shall, at the request of the Government through the CMF:

18.12.1    Deliver to the CMF or the Government, such records, data, or other documents consistent with the provisions of this Agreement;

18.12.2    Execute, and deliver, or cause to be delivered, all such assignments, consents, documents, or further instruments of transfer or license; and

18.12.3    Take or cause to be taken all such other actions, as the Government may reasonably deem necessary or desirable in order for the Government to obtain the full benefits of the OTA and the transactions contemplated hereby.

18.13        Principal Investigator. The Project Award shall identify a Principal Investigator for each Project Award. This individual shall be continuously responsible for the conduct of the Project Award. The Project Awardee, through the CMF, shall obtain the OTAO’s approval to change the Principal Investigator or to continue the research work during a continuous period in excess of three months without the participation of an approved Principal Investigator. Each Project Award is based upon the Principal Investigator devoting a defined percentage of effort to the project over the term of the Project Award. The Project Awardee shall advise the OTAO, through the CMF, if the Principal Investigator will, or plans to, revise the level of effort estimated in the Project Proposal. A curriculum vitae shall be provided for professional associates added to the Project Award or substituted during the course of work.

18.14        Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and (a) personally delivered or (b) sent by electronic mail to the appropriate Party or Parties at the addresses as set forth herein, or at such other addresses as may be given from time to time in accordance with the terms of this notice provision. Any notice or other communication given by personal delivery or electronic mail shall be deemed given on the date personally or electronically delivered. Appropriate points of contact to provide notice are listed in Article 6.

18.15        Non-Federal USG Personnel. The Project Awardee acknowledges and consents to the participation in this Agreement and subsequent Project Awards by non-federal Government personnel supporting this program (e.g., SME's). All non- federal USG personnel who participate in RRPV are strictly bound by appropriate non-disclosure requirements and comply with applicable law and regulation. By executing this Agreement, the Project Awardee consents to this participation throughout the Term of the Agreement.

18.16        Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if the result of such action materially changes the economic benefit of this Agreement to the Parties.

18.17         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Project Awardee shall receive a copy of this executed Agreement and modifications thereto with the CMF retaining the originals.

18.18        Order of Precedence. In the event of any inconsistency between the terms of this Agreement and the terms of any Project Award made pursuant to this Agreement, the inconsistency shall be resolved by giving precedence in the following order: (1) the Project Award and the applicable Statements of Work, drawings, and specifications then (2) this Agreement.

18.19        Organizational Conflict of Interest (OCI). The Project Awardee will be expected to implement and maintain a comprehensive set of policies to address potential conflicts of interest, ethics, and disclosures to accomplish the work required by this Agreement and subsequent Project Awards. The Project Awardee shall notify the CMF of any real or potential Organization Conflicts of Interest throughout the Term of this Agreement.

18.20         Salary Rate Limitation.

Payment of the direct salary of an individual at a rate in excess of the Federal Executive Schedule Level II in effect on the date Government funding was initially obligated to the Project Award is an unallowable cost under this Agreement and shall be addressed in accordance with this paragraph.

For purposes of the salary rate limitation, the terms “direct salary,” “salary”, and “institutional base salary”, have the same meaning and are collectively referred to as “direct salary”, in this clause. An individual’s direct salary is the annual compensation that the Managing Entity pays for an individual’s direct effort (costs). Direct salary excludes any income that an individual may be permitted to earn outside of duties to the Managing Entity. Direct salary also excludes fringe benefits, overhead, and general and administrative expenses (also referred to as indirect costs or facilities and administrative [F&A] costs).

Note: The salary rate limitation does not restrict the salary that an organization may pay an individual working under a Government contract, order, or Other Transaction; it merely limits the portion of that salary that may be paid with Federal funds.

The salary rate limitation also applies to individuals under subawards except to the extent that that a subaward is awarded on a fixed-price basis without analysis of labor costs. If a Project Award is a multiple-year agreement, it may be subject to unilateral modification by CMF, only as directed by the OTAO, to ensure that an individual is not paid at a rate that exceeds the salary rate limitation provision established in the HHS appropriations act in effect when the expense is incurred regardless of the rate initially used to establish Project Award funding.

See the salaries and wages pay tables on the U.S. Office of Personnel Management (“OPM”) Web site for Federal Executive Schedule salary levels that apply to the current period.